Exhibit 99.8

CONSENT OF PERSON TO BECOME TRUST MANAGER

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4, and any amendments thereto (the “Registration Statement”), of PMC Commercial Trust (“PMC Commercial”) relating to the merger agreement by and between PMC Commercial and CIM Urban REIT, LLC, the undersigned hereby consents to being named in the proxy statement/prospectus which forms a part of the Registration Statement as a person who is expected to become a trust manager of PMC Commercial upon consummation of the merger contemplated in such merger agreement.

Dated: November 20, 2013	/s/ Frank Golay
Frank Golay